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EXHIBIT 99.1


NetSol International, Inc.Engages SOFTBANK Investments

06-14-01 10:10 AM EST | LOS ANGELES--(BUSINESS WIRE)--NetSol International, Inc. (Nasdaq: NTWK) today announces that it has engaged international investment bank SOFTBANK Investments as a financial advisor for the company.

The company will immediately begin working with SOFTBANK Investments, with the goal of bringing the company to profitability in the short term, and maximizing shareholder value in the long term. SOFTBANK Investments is highly confident the company can raise additional capital, and plans to aggressively pursue acquisition opportunities, strategic partnerships, and creative methods of building the customer base.

About SOFTBANK Investments

SOFTBANK Investments International (Strategic) Limited is a Hong Kong based financial services division of SOFTBANK Inc. SOFTBANK is pioneering the global Internet economy with innovation, capital and expertise -- building great Internet companies whose products and services will over time enhance the quality of life throughout the world. For more information about SOFTBANK Inc. visit its website at http://www.softbank.com, and for more information on SOFTBANK Investments visit its website at http://www.softbank.com.hk.

About NetSol International Inc.

NetSol International Inc. is an ISO-9001 certified software developer in the global information technology industry. With an international workforce of more than 400 employees, NetSol specializes in software development, proprietary and asset-based leasing and finance programs, IT consulting, and creation of eBusiness and Web-based solutions for a growing list of blue-chip customers worldwide. Clients include Daimler Chrysler Taiwan; Mercedes Benz Financing, Australia; Mercedes Benz Leasing, Thailand; Volvo Finance Australia; International Decision Systems, Inc.; St. George Bank, Australia; GMAC in Australia; Debis Portfolio Systems, U.K.; VoiceStream; Prism Inc, USA; Global One, USA; Clinical Interactions and Askari Leasing Ltd. For more information about NetSol and its subsidiaries, visit the company's web site at http://www.netsol-intl.com.

Safe Harbor Statement

This release contains forward looking statements relating to future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance. Factors that could affect actual results include those discussed in the Company's filings with the Securities and Exchange Commission, available on its website at http://www.sec.gov. The company disclaims any intent or obligation to update publicly these forward-looking statements.